Exhibit 99.1

ALENTUS 2009 STOCK INCENTIVE PLAN

1.   Establishment, Purpose, and Definitions.

(a)  There is hereby adopted the 2009 Stock Incentive Plan (the "PLAN") of Alentus Corporation, a Nevada corporation (the "COMPANY").

(b)  The purpose of the Plan is to provide a means whereby eligible individuals (as defined in paragraph 4, below) can acquire Common Stock of the Company (the "STOCK"). The Plan provides employees (including officers and directors who are employees) of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "INCENTIVE STOCK OPTIONS") under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), and employees, officers, directors, independent contractors, and consultants of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Section 422 or 423 of the Code (referred to as "NONQUALIFIED STOCK OPTIONS").  The Plan also provides for the sale or bonus of Stock to eligible individuals in connection with the performance of services for the Company or its Affiliates. Finally, the Plan authorizes the grant of stock appreciation rights ("SARS"), either separately or in tandem with stock options, entitling holders to cash compensation measured by appreciation in the value of the Stock.

(c)  The term "AFFILIATES" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

2.   ADMINISTRATION OF THE PLAN.

(a)  The Plan shall be administered by the Board of Directors of the Company (the "BOARD") or a committee or committees (which term includes subcommittees) appointed by, and consisting of one or more members of, the Board (the "PLAN ADMINISTRATOR").  No member of the Plan Administrator shall act upon any matter affecting any Option or other incentive granted or to be granted to himself or herself under the Plan, provided, however, that nothing contained herein shall be deemed to prohibit such member from acting upon any matter generally affecting the Plan or the incentive granted thereunder.  If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding

(i) "outside directors" as contemplated by Section 162(m) of the Code and

(ii) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Plan Administrator deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

(b)  The Plan Administrator shall determine which eligible individuals (as defined in paragraph 4, below) shall be granted options under the Plan, the timing of such grants, whether the options are incentive stock options or not, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.

(c)  The Plan Administrator may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the Optionee's rights under an outstanding option shall not be made without the Optionee's written consent.  The Plan Administrator may, with the Optionee's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option.  Notwithstanding the foregoing, any change or adjustment to an incentive stock option shall not, without the Optionee's written consent, be made in a manner so as to constitute a "modification" that would cause such incentive stock option to fail to continue to qualify as an incentive stock option.

(d)  The Plan Administrator shall also determine which eligible individuals (as defined in paragraph 4, below) shall be issued Stock or SARs under the Plan, the timing of such grants, the terms thereof (including any restrictions), and the number of shares or SARs to be granted. The Stock shall be issued for such consideration (if any) as the Plan Administrator deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the "RESTRICTED STOCK PURCHASE AGREEMENT" or the "RESTRICTED STOCK BONUS AGREEMENT"). The Plan Administrator may amend any Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement, but any amendment which would adversely affect the stockholder's rights to the Stock shall not be made without his or her written consent.

(e)  The Plan Administrator shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Plan Administrator shall be binding on all participants.

3.   STOCK SUBJECT TO THE PLAN.

(a)  An aggregate of not more than Eight Million (8,000,000) shares of Stock shall be available for the grant of stock options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the Optionee and will thereafter not be available under the Plan.

(b)  If there is any change in the Stock subject to the Plan, an Option Agreement, a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement, or a SAR Agreement through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments shall be made by the Plan Administrator in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind and price per share of shares subject to the Plan, an Option Agreement, a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement, or a SAR Agreement.

4.   ELIGIBLE INDIVIDUALS.  Individuals who shall be eligible to have granted to them the options, Stock or SARs provided for by the Plan shall be such employees, officers, directors, strategic partners, lessors, lenders, independent contractors and consultants of the Company or an Affiliate as the Plan Administrator, in its discretion, shall designate from time to time. Notwithstanding the foregoing, only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options.

5.   THE OPTION PRICE.

(a)  The exercise price of the Stock covered by each incentive stock option shall be not less than the per share fair market value of such Stock on the date the option is granted. The exercise price of the Stock covered by each nonqualified stock option shall be as determined by the Plan Administrator and shall be not less than 85% of the per share fair market value of such Stock on the date the option is granted.  Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than ten percent of the combined voting power of the Company or an Affiliate, the exercise price shall be not less than 110 percent of the fair market value of Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in paragraph 3(b), above.

(b)  The fair market value shall be as established in good faith by the Plan Administrator or (i) if the Stock is listed on the Nasdaq National Market, the fair market value shall be the closing selling price for the stock as reported by the Nasdaq National Market for the valuation date or (ii) if the Stock is listed on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing selling price for the Stock as such price is officially quoted in the composite tape of transactions on such exchange for the valuation date. If there is no such reported price resulting from a trade for the Stock for the valuation date in question, then the three (3) day simple average of the closing bid price on the three (3) days leading up to and including the valuation date shall be determinative of the fair market value.

6.   TERMS AND CONDITIONS OF OPTIONS.

     (a)  Each option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement executed by the Company and the person to whom such option is granted.  Options granted pursuant to the Plan may be designated as either incentive stock options meeting the requirements of Section 422 of the Code or non-qualified stock options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Plan Administrator.  Options designated as incentive stock options that fail to continue to meet the requirements of Section 422 of the Code shall be re-designated as non-qualified stock options automatically without further action by the Plan Administrator on the date of such failure to continue to meet the requirements of Section 422 of the Code.

(b)  The Plan Administrator shall determine the term of each option granted under the Plan; provided, however, that the term of an incentive stock option shall not be for more than 10 years and that, in the case of an incentive stock option granted to a person possessing more than ten percent of the combined voting power of the Company or an Affiliate, the term shall be for no more than five years.

(c)  In the case of incentive stock options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any calendar year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $100,000. In the event the optionee holds two or more such options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such options are granted.

(d)  The Stock Option Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator. If an option, or any part thereof is intended to qualify as an incentive stock option, the Stock Option Agreement shall contain those terms and conditions which are necessary to so qualify it.  To the extent required by applicable law, options granted under the Plan must provide for the right of the optionee to exercise the option at the rate of at least 20% per year over 5 years from the date the option is granted.

7.   TERMS AND CONDITIONS OF STOCK PURCHASES AND BONUSES.

(a)  Each sale or grant of stock pursuant to the Plan will be evidenced by a written Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement executed by the Company and the person to whom such stock is sold or granted.

(b)  The Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Plan Administrator, including not by way of limitation, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions. To the extent required by applicable law, any right of the Company to repurchase stock granted pursuant to a restricted stock purchase or restricted stock bonus at the original purchase price (i) must lapse at the rate of at least 20% per year over 5 years from the date the stock was purchased, which right must be exercised within 90 days of termination of employment for cash or cancellation of purchase money indebtedness for the shares, and (ii) if the right is assignable, the assignee must pay the Company upon assignment of the right cash equal to the difference between the original price and fair value if the original purchase price is less than fair value.

(c)  The purchase price of Stock sold hereunder pursuant to a Restricted Stock Purchase Agreement shall be the price determined by the Plan Administrator on the date the right to purchase Stock is granted; provided, however that (i) such price shall not be less than 85% of the per share fair market value of such Stock on the date the right to purchase Stock is granted and (ii) to the extent required by applicable law, in the case of any person who owns Company stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, such price shall be 100% of the per share fair market value of such Stock at the time the right to purchase Stock is granted, or at the time the purchase is consummated.

8.   TERMS AND CONDITIONS OF SARS.  The Plan Administrator may, under such terms and conditions as it deems appropriate, authorize the issuance of SARs evidenced by a written SAR agreement (which, in the case of tandem options, may be part of the option agreement to which the SAR relates) executed by the Company and the person to whom such SAR is granted. The SAR agreement may contain such terms, provisions and conditions consistent with this Plan as may be determined by the Plan Administrator.

9.   USE OF PROCEEDS.  Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

10.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN.

(a)  The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company's stockholders, and provided further that, except as provided in paragraph 3(b), above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

(i)  To increase the maximum number of shares subject to incentive stock options issued under the Plan; or

(ii) To change the designation or class of persons eligible to receive incentive stock options under the Plan.

(b)  No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate with respect to the grant of incentive stock options no later than 10 years after the effective date of this Plan, unless previously terminated by the Board pursuant to this paragraph 10.

11.  The Plan Administrator shall establish and set forth in each instrument that evidences an option whether the option will continue to be exercisable, and the terms and conditions of such exercise, if an optionee ceases to be employed by, or to provide services to, the Company or an Affiliate, which provisions may be waived or modified by the Plan Administrator at any time.  However, to the extent required by law for incentive stock options, such exercise period shall not exceed 90 days from the termination of employment, except if such termination is due to death or disability, in which case the period for exercise shall not exceed one year.

12.  ASSIGNABILITY.  Each option granted pursuant to this Plan shall, during optionee's lifetime, be exercisable only by him, and the option shall not be transferable by optionee by operation of law or otherwise other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such transfer, assignment and exercisability and may permit an optionee to designate a beneficiary who may exercise the option after the optionee's death; provided, however, that any option so transferred or assigned shall be subject to all the same terms and conditions contained in the instrument evidencing the option. Stock subject to a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement shall be transferable only as provided in such Agreement.

13.  PAYMENT UPON EXERCISE OF OPTIONS.

(a)  Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, a certified check, bank draft, postal or express money order payable to the order of the Company, provided, however, that the Plan Administrator, in its sole discretion, may permit an optionee to pay the option price in whole or in part (i) tendering (if and so long as the Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Stock owned by the optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) on the day prior to the exercise date equal to the aggregate option exercise price or by delivery on a form prescribed by the Plan Administrator of an irrevocable direction to a securities broker approved by the Plan Administrator to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (ii) by delivery of the optionee's promissory note with such full recourse, interest, security, and redemption provisions as the Plan Administrator in its discretion determines appropriate; or (iii) in any combination of the foregoing. The amount of any promissory note delivered in connection with an incentive stock option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.  In addition, the Plan Administrator, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Plan Administrator's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof. The purchase price for shares purchased under an option may also be paid by such other consideration as the Plan Administrator may permit.

(b)  In the event that the exercise price is satisfied by the Plan Administrator retaining from the shares of Stock otherwise to be issued to Optionee shares of Stock having a value equal to the exercise price, the Plan Administrator may issue Optionee an additional option, with terms identical to this option agreement, entitling Optionee to purchase additional Stock in an amount equal to the number of shares so retained.

14.  WITHHOLDING TAXES.

(a)  No Stock shall be granted or sold under the Plan to any participant, and no SAR may be exercised, until the participant has made arrangements acceptable to the Plan Administrator for the satisfaction of federal, state, and local income and social security tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law, or the receipt of cash payments. Upon exercise of a stock option or lapsing or restriction on stock issued under the Plan, the Company may satisfy its withholding obligations by withholding from the Optionee or requiring the stockholder to surrender shares of the Company's Stock sufficient to satisfy federal, state, and local income and social security tax withholding obligations.

(b)  In the event that such withholding is satisfied by the Company or the Optionee's employer retaining from the shares of Stock otherwise to be issued to Optionee shares of Stock having a value equal to such withholding tax, the Plan Administrator may issue Optionee an additional option, with terms identical to the option agreement under which the option was received, entitling Optionee to purchase additional Stock in an amount equal to the number of shares so retained.

15.  RESTRICTIONS ON TRANSFER OF SHARES.  At the discretion of the Plan Administrator, the Stock acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the stockholders of the Company at the time such Stock is acquired, as well as to such other restrictions as the Plan Administrator shall deem advisable.

16.  CORPORATE TRANSACTION.

(a)  For purposes of this Section 16, a "CORPORATE TRANSACTION" shall include any of the following stockholder-approved transactions to which the Company is a party:

(i)   a merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (2) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

(iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

(b)  In the event of any Corporate Transaction, any option or outstanding SAR shall terminate and any restricted stock shall be reconveyed to or repurchased by the Company immediately prior to the specified effective date of the Corporate Transaction; provided, however, that to the extent permitted by applicable law, any unvested option, SAR or any restricted stock that would otherwise vest within twelve months from the specified effective date of the Corporate Transaction shall vest and become exercisable, or become nonforfeitable, as applicable, immediately prior to the specified effective date of the Corporate Transaction. Notwithstanding the foregoing, options, SARs or restricted stock shall not terminate, accelerate or become nonforfeitable if, in connection with the Corporate Transaction, they are to be assumed by the successor corporation or its parent company, pursuant to options, SARs or restricted stock agreements providing substantially equal value and having substantially equivalent provisions as the options, SARs or restricted stock granted pursuant to this Plan.

17.  STOCKHOLDER APPROVAL.  This Plan shall only become effective with regard to incentive stock options upon its approval by a majority of the stockholders voting (in person or by proxy) at a stockholders' meeting held within 12 months of the Board's adoption of the Plan. The Plan Administrator may grant incentive stock options under the Plan prior to the stockholders' meeting, but until stockholder approval of the Plan is obtained, no incentive stock option shall be exercisable.

18.  NO SPECIAL EMPLOYMENT RIGHTS.  Nothing  contained in the Plan or in any Option granted under the Plan shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the  compensation  of the Option holder from the rate in existence at the time of the grant of an Option.  Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment for purposes of any Option shall be determined by the Board at the time of such occurrence.

19.  NO RIGHTS AS A STOCKHOLDER.  No option shall entitle the optionee to any dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such option, free of all applicable restrictions.

20.  NO TRUST OR FUND.  The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to provide funds or other property, or shares of Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any optionee, and no optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

21.  SEVERABILITY.  If any provision of the Plan or any option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the option, such provision shall be stricken as to such jurisdiction, person or option, and the remainder of the Plan and any such option shall remain in full force and effect.

22. RESTRICTIONS ON EXERCISE OF OPTIONS AND ISSUANCE OF SHARES.

(a)  Notwithstanding any other provisions, an Option cannot be  exercised, and the Company may delay the issuance of shares covered by the exercise of an Option and the delivery of a certificate for such shares, until one of the following conditions shall be satisfied:

(i) The shares with respect to which such Option has been exercised are at the time of the issuance of such shares effectively registered or qualified under applicable federal and state securities acts now in force or as hereafter amended; or

(ii)  Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that the issuance of such shares is exempt from registration and qualification under applicable federal and state securities acts now in force or as hereafter amended.

(b) The Company shall be under no obligation to qualify  shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issuance of shares in respect of which any Option may be exercised or to cause the issuance of such shares to be exempt from registration and qualification under applicable federal except as otherwise agreed to by the Company in writing in its sole discretion.

23. PURCHASE FOR INVESTMENT; RIGHTS OF HOLDER ON SUBSEQUENT REGISTRATION.  Unless and until the shares to be issued upon exercise  of an Option granted under the Plan have been effectively registered under the Securities Act of 1933, as amended (the "1933 Act"), as now in force or hereafter amended, the Company shall be under no obligation to issue any shares  covered by any Option unless the person who exercises such Option, in whole or in part, shall give a written  representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued  pursuant to such exercise of the Option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in  compliance with any rules and regulations in force at the time of such transfer  under the 1933 Act, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any shares with respect to which an Option shall have been exercised, or to qualify any such shares for exemption from the 1933 Act or other applicable statutes, then the Company may take such action and may require  from each optionee such information in writing for use in any  registration statement, supplementary registration statement, prospectus, preliminary prospectus, offering circular or any other document that is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

24.  APPROVAL OF BOARD.  The Plan shall become effective upon adoption by the Board of the Company; provided, however, that the Plan shall be submitted for approval by the stockholders of the Company within 12 months after the date of adoption of the Plan by the Board.

25.  GOVERNING LAW.  The Plan and all Options shall be governed by and construed under the laws of the State of Nevada, without giving effect to principles of conflicts of law.

26.  HEADINGS.  The headings contained in this Plan are for convenience of reference only and in no way define,  limit or describe the scope or intent of the Plan or in any way affect this Agreement.